Exhibit 99.1

(7)  Mr. Gallagher is signing in his capacity as attorney-in-fact for William J.
Janetschek, director of KKR Group Limited, the general partner of KKR Group
Holdings L.P.

(8)  Mr. Gallagher is signing in his capacity as attorney-in-fact for William J.
Janetschek, director of KKR Group Limited.

(9)  Mr. Gallagher is signing in his capacity as attorney-in-fact for William J.
Janetschek, Chief Financial Officer of KKR Management LLC, the general partner of KKR & Co. L.P.

(10) Mr. Gallagher is signing in his capacity as attorney-in-fact for William J.
Janetschek, Chief Financial Officer of KKR Management LLC.